Exhibit 10.16

DATED THE 19th DAY OF NOVEMBER 2007

TENANCY AGREEMENT

BETWEEN

E2OPEN DEVELOPMENT CORPORATION

(as “Tenant”)

AND

INTER HERITAGE (M) SDN BHD

(COMPANY NO: 186852-H)

(as “Landlord”)

ALBAR & PARTNERS

ADVOCATES & SOLICITORS

KUALA LUMPUR

TENANCY AGREEMENT

Dated the 19th day of November 2007

BETWEEN

INTER HERITAGE (M) SDN BHD (Company No. 186852-H), a company incorporated in Malaysia and having its registered address at Jalan Sultan Ismail, 50250 Kuala Lumpur (hereinafter referred to as “the Landlord”) of the one part;

AND

E2OPEN DEVELOPMENT CORPORATION, a corporation incorporated in Delaware, U.S.A and having its Malaysia branch office business address at Suite 34.03, Level 34, Menara Citibank, No. 165, Jalan Ampang, 50450 Kuala Lumpur (hereinafter referred to as “the Tenant”).

OPERATIVE PROVISIONS:

Clause 1	Definitions & Interpretations

1.1	For the purposes of this AGREEMENT the following words and phrases shall have the following meaning:

AGREEMENT	means this Tenancy Agreement made on the date first abovementioned.

BOOKING DEPOSIT

means the sum of Fifty Five Thousand Two Hundred (RM55,200.00) only which is equivalent to one (1) month’s RENT duly paid by the TENANT to the LANDLORD upon acceptance by the TENANT of the letter of offer dated 13 August 2007

BUILDING	means the building known as Hotel Sheraton Imperial bearing postal address at Sheraton Imperial Hotel, Jalan Sultan Ismail, 50250 Kuala Lumpur.

COMMENCEMENT DATE	means 1 December 2007.

DEMISED PREMISES

means all that portion of premises identified as Level 17, Faber Imperial Court measuring approximately Thirteen Thousand and Eight Hundred (13,800) sq. ft. in area, being part of the BUILDING including all installation, fixtures and fittings of the LANDLORD in the DEMISED PREMISES.

EXPIRY DATE	means 30 November 2010.

FORCE MAJEURE

means any cause affecting the performance of this AGREEMENT arising from or attributable to acts, events, omissions, or accidents beyond the reasonable control of the LANDLORD to perform and, without limiting the generality thereof, includes:-

(a) strikes, lockouts or other industrial actions;

(b) civil commotion, riot, invasion, war threat or preparation for war;

(c) fire, explosion, storm, floor, earthquake, subsidence, epidemic or other natural physical disaster; or

(d) political or governmental interference or actions with the normal operations of the LANDLORD.

HOTEL	means Sheraton Imperial Hotel, Jalan Sultan Ismail, Kuala Lumpur, Malaysia, operating in the BUILDING.

LANDLORD	means, Inter Heritage (M) Sdn Bhd (Company No. 186852-H) a company incorporated in Malaysia having its registered address at Jalan Sultan Ismail, 50250 Kuala Lumpur.

POSSESSION	means possession of the DEMISED PREMISES for the purpose of fitting out which shall be delivered in the manner as provided under Clause 2A hereof.

RENT	means the monthly rent payable by the TENANT to the LANDLORD, pursuant to the terms of this TENANCY, amounting to Ringgit Malaysia Fifty Five Thousand Two Hundred (RM55,200.00) only consisting of:-

(a) rental at the rate of Ringgit Malaysia Two and Sen Ninety (RM2.90) only per sq ft; and

(b)     service charge amounting to Ringgit Malaysia One and Sen Ten (RM1.10) only per sq ft due to the LANDLORD for the provision of various maintenance services in the BUILDING including (but not limited to) the cleaning of passageways and toilets of the floor area of the DEMISED PREMISES.

RENOVATION DEPOSIT	means the sum of Ringgit Malaysia Twenty Thousand (RM20,000.00) only as the deposit referred to in sub-clause 2A.1(c) and 2A.3.

SECURITY DEPOSIT

means the sum of Ringgit Malaysia One Hundred and Sixty Five Thousand Six Hundred (RM165,600.00) only which is equivalent to three (3) months’ RENT shall be retained by the LANDLORD as the deposit referred to in sub-clause 3.1.2 and 5.13.

TENANCY	means the tenancy created by this AGREEMENT under clause 2.1.

TENANT	means E2OPEN DEVELOPMENT CORPORATION, a corporation incorporated in Delaware and having its Malaysia branch office business address at Suite 34.03, Level 34, Menara Citibank, No. 165, Jalan Ampang, 50450 Kuala Lumpur.

TERM	means the TENANCY for the period of three (3) years with an option to renew for a further term of three (3) years, at the open market rent prevailing at the renewal date, the increase in rental of which shall not be more than twenty per centum (20%) of the RENT.

UTILITIES DEPOSIT

means the sum of Ringgit Malaysia Thirteen Thousand Eight Hundred (RM13,800.00) only and shall be retained by the LANDLORD as security for the due and punctual payment by the TENANT of the utility charges incurred and payable by the TENANT in respect of the DEMISED PREMISES during the TERM referred to in sub-clause 3.1.2 and 5.13.

1.2	In the AGREEMENT, unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:-

1.2.2	words denoting persons include corporations and vice versa;

1.2.3	words and phrases, definitions of which are given in the Companies Act 1965 and the National Land Code shall be construed as having the meaning thereby attributed to them but excluding any statutory modification thereof not in force at the date of this AGREEMENT;

1.2.4	where a word or phrase is given a defined meaning in this AGREEMENT, any other part of speech or other grammatical form in respect of such word or phrase has a corresponding meaning;

1.2.5	where a word or phrase indicates an exception to any of the provisions of this AGREEMENT and a wider construction is possible, such word or phrase is not to be construed ejusdem generis with any foregoing words or phrase and where a word or phrase serves only to illustrate or emphasize any other provision of the AGREEMENT such word or phrase is not to be construed, or to take effect, as limiting the generality of such provision;

1.2.6	any reference to a statutory provision includes any modification, consolidation or re-enactment thereof at the time being in force and all statutory instruments or orders made pursuant thereto;

1.2.7	any reference to “pay “ or cognate expressions, includes payments made in cash or by way of bank drafts (drawn on a bank licensed to carry on a banking business under the provisions of the Banking and Financial Institutions Act 1989) or effected through inter-bank transfer to the account of the payee, giving the payee access to immediately available, freely transferable, cleared funds and the words “Ringgit Malaysia “ and the abbreviation “RM” mean the lawful currency of Malaysia;

1.2.8	any reference to “writing” or cognate expressions, includes any communication effected by telex, cable, facsimile transmission or other comparable means;

1.2.9	any reference to a “business day” is to a day (not being a Saturday or Sunday) on which banks, licensed to carry on a banking business under the provisions of the Banking and Financial Institutions Act 1989, are open for business in Kuala Lumpur and any reference to a “day”, “week”, “month” or “year” is to that day, week, month or year in accordance with the Gregorian calendar; and

1.2.10	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and of any period of time falls on a day, which is not a business day, then that period is to be deemed to only expire on the next business day,

1.3	The Recitals and Annexes of and to this AGREEMENT shall have effect and be construed as an integral part of this AGREEMENT, but in the event of any conflict or discrepancy between any of the provisions of this AGREEMENT such conflict or discrepancy shall, for the purposes of the interpretation and enforcement of this AGREEMENT, be resolved by:-

1.3.1	giving the provisions contained in the clauses of this AGREEMENT priority and precedence over the provisions contained in the Recitals and Annexes of and to this AGREEMENT; and

1.3.2	giving the provisions contained in the Recital to this AGREEMENT priority and precedence over the provisions contained in the Annexes to this AGREEMENT.

1.4	The table of contents, headings and sub-headings in this AGREEMENT are inserted merely for convenience of reference and shall be ignored in the interpretation and construction of any of the provision herein contained.

Clause 2	Letting

2.1	The LANDLORD hereby lets to the TENANT, the DEMISED PREMISES, throughout the TERM commencing from the COMMENCEMENT DATE and expiring on the EXPIRY DATE at the RENT payable in the manner stipulated in Clause 3 hereof together with all rights for the TENANT, its servants, employees, agents and licensee, in common with the LANDLORD and other persons having the like rights, at all times and for all purposes in connection with the use of the DEMISED PREMISES only to:

2.1.1	pass and repass to and from the DEMISED PREMISES over and along the passages and staircases leading to the DEMISED PREMISES and by means of lifts and escalators in the BUILDING; and

2.1.2	use the water closets, lavatories and conveniences on the relevant floor of the BUILDING wherein the DEMISED PREMISES is located,

which are not specifically excluded by the LANDLORD from the aforesaid use or access by the TENANT and all of the persons aforementioned, subject to the terms and conditions contained in this AGREEMENT.

2.2	If the TENANT shall be desirous of extending the TERM after the EXPIRY DATE, the TENANT shall give the LANDLORD notice in writing of such desire not less than three (3) months before the EXPIRY DATE, and if there shall then be no subsisting breach or non-observance of any of the agreements, covenants and undertakings on the part of the TENANT contained in this AGREEMENT, the LANDLORD shall grant the TENANT a further term of three (3) years from the EXPIRY DATE subject to an increase in rental at the open market rent acceptable to the LANDLORD, the increase of which shall not be more than twenty per centum (20%) of the RENT.

2.3	Thirty (30) car-parking bays will be allocated at the prevailing rental of Ringgit Malaysia One Hundred and Seventy only (RM170.00) for floating bay and Ringgit Malaysia Two Hundred and Eighty only (RM280.00) for reserved bay. Any additional car park bays shall be subject to availability.

Clause 2A	Rent Free Period

2A.1	Notwithstanding to the COMMENCEMENT DATE, POSSESSION of the DEMISED PREMISES shall be delivered by the LANDLORD to the TENANT on 1 November 2007 SUBJECT ALWAYS to the following:-

(a)	prior execution of this AGREEMENT;

(b)	LANDLORD’s approval of the TENANT’s fitting out plans, which such approval shall not be unreasonably withheld; and

(c)	settlement of the RENT for the first (1st) month of the TERM, the SECURITY DEPOSIT, the UTILITIES DEPOSIT and the RENOVATION DEPOSIT.

2A.2	The LANDLORD hereby agrees to grant the TENANT with a one (1) month rent free period for fit out purposes which shall commence upon POSSESSION of the DEMISED PREMISES by the TENANT.

2A.3	The RENOVATION DEPOSIT shall be refunded by the LANDLORD to the TENANT upon completion of the renovation works PROVIDED ALWAYS THAT the renovation works have been approved by the LANDLORD (such approval shall not be unreasonably withheld) and SUBJECT ALWAYS to the rights of the LANDLORD to deduct any part of the RENOVATION DEPOSIT to cover any expenses incurred by the LANDLORD to rectify any damage to the BUILDING caused by the renovation works.

Clause 3	Consideration

3.1	Upon execution of this AGREEMENT, the TENANT hereby agrees to pay to the LANDLORD or such other person as the LANDLORD may notify the TENANT in writing from time to time:-

3.1.1	solicitors’ costs of and incidental to the preparation of this AGREEMENT;

3.1.2	the SECURITY DEPOSIT and UTILITIES DEPOSIT being the deposit referred to in sub-clause 5.13, which sum shall be retained by the Landlord and shall not be deemed to be payment of the RENT in advance, and the SECURITY DEPOSIT and UTILITIES DEPOSIT shall be refunded to the TENANT free of interest after all deductions have been duly made in respect of any sums, amounts or charge owed by the TENANT to the LANDLORD, or is the responsibility of the TENANT to pay pursuant to the terms and conditions contained in this AGREEMENT which is outstanding as at the EXPIRY DATE or sooner termination;

3.1.3	the RENOVATION DEPOSIT; and

3.1.4

the RENT for the first (1st) month of the TERM by utilising the BOOKING DEPOSIT. The RENT of each succeeding month of the TERM is payable in advance no later than the seventh (7th) day of each succeeding month.

3.2	In the event that the costs and expenses of the provision of various maintenance services by the LANDLORD is increased during the TERM, resulting in an increase of expenditure on the part of the LANDLORD, the TENANT shall, upon 30 days notice from the LANDLORD, pay to the LANDLORD the portion of such increase of expenditure which the DEMISED PREMISES bears to the total rentable areas of the BUILDING, including any such floor space occupied by the LANDLORD, and all references to RENT thereafter, shall be deemed to include such increase.

3.3	Should the TENANT fail to pay the RENT or any other monies due to the LANDLORD including but not limited to principal, fees, charges or costs outstanding or payable and due to the LANDLORD pursuant to the provisions of this AGREEMENT (whether formally demanded or not), at the time and in the manner stipulated in Clause 3.1, the TENANT shall immediately pay to the LANDLORD upon demand, late payment interest at the rate of ten per centum (10%) per annum calculated on daily basis, on the sum outstanding for the period from the due date of payment to the actual date of payment.

3.4

If the LANDLORD is of the opinion that the DEMISED PREMISES or any part thereof is rendered uninhabitable by any FORCE MAJEURE and is not in any manner attributable to any failure by the TENANT to observe and carry out its obligations under this AGREEMENT, the RENT or a part thereof proportioned to the extent to which the DEMISED PREMISES shall have been so rendered uninhabitable, as conclusively determined by the LANDLORD, shall abate and cease to be payable until the same again rendered fit for occupation, whereupon the TENANT shall then be deemed to have resumed occupation of the DEMISED PREMISES or any part thereof upon notice from the LANDLORD, and the LANDLORD shall not be liable for any loss or damage whatsoever that the TENANT may suffer or might have suffered as a result of the DEMISED PREMISES having been so rendered uninhabitable provided always that the LANDLORD shall not be required to reinstate the DEMISED PREMISES if, by reason of the condition of the same, or any local regulation or other circumstances beyond the control of the LANDLORD, the LANDLORD is of the view that it is not practicable or reasonable to do so and upon the LANDLORD notifying the TENANT in writing that the LANDLORD does not intend to reinstate the DEMISED PREMISES the TENANCY shall determine in which event the provisions of sub-clause 7.2 or 7.3 shall apply, mutatis mutandis and the LANDLORD shall not be liable for any loss or damage whatsoever that the TENANT may suffer or might have suffered as a result of such determination of the TENANCY or otherwise whatsoever.

Clause 4	Fixtures and Fittings

4.1	It is hereby expressly agreed that upon the EXPIRY DATE or the sooner termination of the TENANCY, the TENANT shall be entitled to remove all its own furniture, fixtures and fittings on the DEMISED PREMISES TENANCY provided that the TENANT shall at its own costs and expenses restore the DEMISED PREMISES to its original state as at the COMMENCEMENT DATE, (fair wear and tear excepted) to the satisfaction of the LANDLORD.

4.2	If the TENANT fails to perform its obligations as stated in sub-clause 4.1, the LANDLORD may, if it considers it necessary at its absolute discretion restore the DEMISED PREMISES to its original state at the costs and expenses of the TENANT.

4.3	Notwithstanding to the above the LANDLORD may retain all or part of the furniture, fixtures and fittings not removed by the TENANT in the manner stated in sub-clause 4.1, and the LANDLORD shall assume full ownership for any such items not removed by the TENANT and shall be entitled to deal with the same in any manner that the LANDLORD deem fit.

Clause 5	TENANT’s Covenant

The TENANT hereby agrees, undertakes and covenants with the LANDLORD:-

5.1	to pay the RENT at the times and in the manner specified in this AGREEMENT;

5.2	to use the DEMISED PREMISES in a tenant-like manner and in particular:-

5.2.1	to keep the DEMISED PREMISES and all walls, pipes, cables, wires and appurtenances belonging to the DEMISED PREMISES in good and tenantable repair and condition and not to cut or damage any of the aforesaid except for carrying out of needful repairs or where such repair is made the responsibility of the LANDLORD by Clause 6;

5.2.2	to keep the pipes, cables and wires within, or serving, the DEMISED PREMISES free from obstruction and not to add or in any way interfere with the electric cables, switches, junctions or points or the pipes, taps or other apparatus installed in the DEMISED PREMISES in connection with the supply or use of electricity, hot or cold water or gas or the telephone installation;

5.2.3	to keep all the installation and fixtures in the DEMISED PREMISES in good repair and working order and condition;

5.2.4	to permit the LANDLORD and its duly authorised surveyor or agent upon giving three (3) days’ prior written notice (except in the case of emergency) to enter the DEMISED PREMISES at all reasonable times, with all necessary workmen and appliances:-

5.2.4.1	to inspect the DEMISED PREMISES;

5.2.4.2	to carry out any reasonable repairs or alterations which the LANDLORD so deems fit;

5.2.4.3	to carry out any repairs, alteration or improvements to the DEMISED PREMISES or the electric wiring, cables, pipes or other installation in or under the DEMISED PREMISES;

5.2.4.4	to execute all that is necessary for remedying any breach by the TENANT of any covenant contained in this AGREEMENT regarding repair and maintenance;

5.2.4.5	to repair any part of the DEMISED PREMISES; and

5.2.4.6	to execute all works on or in respect of the DEMISED PREMISES now or from time to time throughout the TERM, lawfully required to be executed by any local or public authority whether arising from the acts or works of the TENANT or not,

Provided that where any such repairs undertaken by the LANDLORD pursuant to this sub-clause 5.2.4. are caused by the TENANT’S, material breach of this AGREEMENT or is otherwise liable to be carried out or borne by this tenant under the terms of this AGREEMENT, the TENANT shall immediately reimburse the LANDLORD for all costs and expenses incurred thereof by the LANDLORD;

5.3	to forthwith carry out at its own expense, all repairs on any part of the DEMISED PREMISES for which the TENANT is liable to undertake under the terms of this AGREEMENT or is otherwise deemed necessary by the LANDLORD, upon notice from the LANDLORD requiring the TENANT to execute such repair, in proper and workmanlike manner and in the event that the TENANT shall have failed to proceed diligently with the execution of such repairs within fourteen (14) days of the notice, the LANDLORD shall be entitled, but not obliged, to carry out the said repairs and the provisions of sub-clause 5.2.4 shall apply;

5.4	to forthwith carry out at its own expense such repair for any damage to the DEMISED PREMISES caused by the act, default or neglect (whether willful or otherwise) of the TENANT or any licensee or invitee of the TENANT;

5.5	to forthwith carry out at its own expense, any structural change or renovation deemed necessary by the LANDLORD, to fit up the DEMISED PREMISES with such furniture and fittings of good quality and approved by the LANDLORD and to keep the said furniture and fittings in good and tenantable repair and condition and to use its best endeavours to make the DEMISED PREMISES attractive and conducive to conduct the business as authorised by the LANDLORD on the DEMISED PREMISES;

5.6	not to do anything or suffer or permit any person at the DEMISED PREMISES or any employee or visitor to do anything likely to cause inconvenience or annoyance or to be a nuisance to or in any way interfere with the quiet or comfort of the LANDLORD, its other tenants in the BUILDING or the occupiers of neighbouring houses or buildings;

5.7	not to use the DEMISED PREMISES or permit or suffer the DEMISED PREMISES to be used for any unlawful or immoral purpose and not to carry on or permit or suffer to be carried out in the DEMISED PREMISES or any part thereof, any lawful, illegal, offensive, noisome, noxious, noisy or dangerous trade, business, manufacture, or occupation whatsoever or so as to cause nuisance, annoyance or inconvenience to the LANDLORD, its other tenants in the BUILDING or the occupiers of neighbouring houses or buildings;

5.8	to comply with and not to do or permit to be done anything that will or may infringe or violate all laws, rules and regulations for the time being in force affecting or concerning the use of the DEMISED PREMISES or any part thereof or in matter connected with the business carriage or in the DEMISED PREMISES whether such matters are specifically mentioned in this AGREEMENT or not, and to well and fully indemnify the LANDLORD against all claims, demands, actions, fines, penalties and legal proceedings of whatsoever nature whether civil or criminal in respect of breach by the TENANT of any such laws, rules or regulations;

5.9	not to assign, underlet or part with or share possession of the DEMISED PREMISES or any part of the DEMISED PREMISES with any other person without the prior written consent of the LANDLORD;

5.10	to pay all charges incurred for the consumption and supply of air-conditioning, electric current and power supplied to the DEMISED PREMISES during the TERM including all kilowatt charges periodic or unit charges and meter rents, if any;

5.11	to pay all charges for all telephones calls made in the DEMISED PREMISES and all rent and repair or maintenance charges in respect of the telephone installed in the DEMISED PREMISES during the TERM;

5.12	to pay all expenses incurred by the LANDLORD including (solicitors’ cost and surveyors expenses) incidental to the service of all notices and schedules relating to want of repair to the DEMISED PREMISES whether served during or within 90 days after the expiration of the TENANCY (but relating in all cases to want of repair which accrued pursuant to this TENANCY);

5.13	to pay to the LANDLORD the SECURITY DEPOSIT and UTILITIES DEPOSIT which shall be retained by the LANDLORD until the expiration of the TENANCY as security towards the TENANT’s liability for:-

5.13.1	electricity accounts and air-conditioning;

5.13.2	dilapidation;

5.13.3	any RENT and all other monies owed to the LANDLORD pursuant to the provisions of this AGREEMENT including the RENT in advance which has fallen due;

5.13.4	any sum expended by the LANDLORD remedying any breach of this AGREEMENT by the TENANT; and

5.13.5	renovations, alterations, fitting out, partitioning and finishing works carried out or to be carried out by the TENANT on the DEMISED PREMISES.

5.14	to peaceably deliver the DEMISED PREMISES and all additions thereto and all fittings and fixtures therein to the LANDLORD immediately at the EXPIRY DATE or sooner termination of this TENANCY in good state of repair as the same as at the date of this AGREEMENT (reasonable wear and tear excepted) with all locks and keys complete;

5.15	to continue paying the RENT, except as stated in accordance with the provisions of Clause 7;

5.16	to keep the TENANT’s furniture, fittings, equipments, stocks and belongings in the DEMISED PREMISES adequately insured against all loss and damage by fire and theft and to pay all premiums thereof punctually and not to do anything which shall cause such insurance or any other insurance taken out by the LANDLORD pursuant to the provisions of Clause 6 to lapse or become void or voidable for any reason whatsoever or whereby the rate of premium thereon may be increased and to repay to the LANDLORD immediately upon demand all sums paid by the LANDLORD by way of increased premium and all expenses incurred by the LANDLORD in connection with any renewal of such policy or policies taken out by the LANDLORD deemed necessary by the LANDLORD as being attributable to a breach of this covenant by the TENANT and all such payments shall be added to the RENT and all references to RENT thereafter shall be deemed to include such increase;

5.17	in the event of the rates, taxes, assessments or other impositions of a like nature (other than quit rent) from time to time payable in respect of the DEMISED PREMISES or the BUILDING being increased or if any new rates, taxes or other imposition by whatever name called is levied or imposed upon on or in respect of the DEMISED PREMISES or the BUILDING during the TERM, to pay to the LANDLORD immediately upon notice, by way of additional RENT, all such increases or as the case may be, such proportion of such increases or new taxes or other impositions as determined by the LANDLORD in the same ratio as the area of the DEMISED PREMISES bears to the total rentable areas of the BUILDING including any such floor space occupied by the LANDLORD and all references to RENT thereafter, shall be deemed to include such increase;

5.18	not to make or permit to be made any structural alterations or additions to the DEMISED PREMISES without the prior written consent of the LANDLORD and of the relevant local authority, and to make sure that any alteration or addition conforms with such plans and specifications as previously approved by the LANDLORD and the relevant authority;

5.19	Not to:

5.19.1	put up any signage or signboard on the exterior of the DEMISED PREMISES; or

5.19.2	install any fixtures and fittings o-r make any partition and addition to the DEMISED PREMISES otherwise than required by the LANDLORD; without the prior written consent of the LANDLORD;

5.20	to require and cause all its employees to conduct themselves with decorum, decency and politeness towards customers and guests at the HOTEL and generally in such manner as to accord with the rules and regulation prescribed by the LANDLORD or its agents from time to time and to permit its staff to attend etiquette and personal relationship courses conducted by the operator of the HOTEL for the employees of the HOTEL;

5.21	to ensure that its employees and agents do not enter upon any part of the BUILDING other than the DEMISED PREMISES and the common entrances and hallways leading to the DEMISED PREMISES or toilets or other facilities made available by the LANDLORD for the use of the TENANT and its employees;

5.22	to observe and conform to all rules and regulations made by the LANDLORD from time to time;

5.23	not to distribute advertising or other materials in the HOTEL or any part thereof and not to do anything that would generally be inconvenient to the guests or patrons of the HOTEL;

5.24	to supply such receptacles as approved by the LANDLORD for holding trash and litter and to have such trash and litter removed daily at the TENANT’s own expense to a place appointed by the LANDLORD for this purpose, and if the LANDLORD shall deem it desirable for any reason, to arrange for the removal of such trash or litter and pursuant thereto carry out such removal at the LANDLORD’s own cost, to reimburse the LANDLORD forthwith the costs of such removal;

5.25	to pay to the LANDLORD all charges, costs and expenses incurred by the LANDLORD at any time during the TERM in abating a nuisance caused by the TENANT or its servants, employees, agents or licensee, pursuant to an order by any competent authority or any court in respect thereof;

5.26	to permit the LANDLORD during six (6) months immediately preceding the EXPIRY DATE to affix and retain without interference upon any part of the DEMISED PREMISES, a notice for letting the same and during the said six (6) months, to permit all persons with written authority from the LANDLORD or its agents at reasonable times of the day to enter into and view the DEMISED PREMISES;

5.27	not without the prior written consent of the LANDLORD, store or bring upon the DEMISED PREMISES or any part thereof, arms, ammunition, unlawful goods, gunpowder, saltpetre, kerosene or any explosive or combustible matter or substance, and not to place or leave at the entrance or stairways, passages or corridors of the BUILDING, any box, rubbish or any matter whatsoever or otherwise encumber the same and generally to keep the DEMISED PREMISES in a clean condition;

5.28	not to use the DEMISED PREMISES or any part thereof for cooking or preparation of food for sale or permit the same to be so used for sale, provided that TENANT may operate a microwave for own use;

5.29	not to take or give delivery of furniture or fixtures or bulky items of goods in and out of the BUILDING except at such times and in such manner as may be specified by the LANDLORD but in any event not to use the passenger lifts in the BUILDING meant for the use of the guests of the HOTEL for any such purpose;

5.30	to indemnify the LANDLORD against all claims, demands, actions and legal proceeding whatsoever made upon the LANDLORD in respect of the damage to any person whomsoever caused by the gross negligence of the TENANT or its servants, employees, agents or licensees and the TENANT hereby acknowledges and agrees that the LANDLORD shall not be under any liability whatsoever to the TENANT or such other person aforesaid caused by or through or in any way owing to the leakage or overflow of water from any premises situated in the BUILDING caused by the negligence of any tenant or tenant’s servants, employees, agents or licensees of such premises;

5.31	to be responsible for any act, default or gross negligence of the TENANT or of its servants, employees, agents or licensees in respect of the use of the DEMISED PREMISES or any part thereof and to well and fully indemnify and save harmless the LANDLORD against any claims, demand or actions by any third party or any penalties imposed by any competent authority or court in respect thereof;

5.32	not to obstruct any of the entrances and approaches to the DEMISED PREMISES and the BUILDING and to keep the same free from litter or unsightly objects;

5.33

to keep all windows of the DEMISED PREMISES clean and maintain the shop front and shop front glass and the exterior of the DEMISED PREMISES in an attractive condition appropriate for a 1st class hotel and replace at the TENANT’s own expense, any and all broken glass in or about the DEMISED PREMISES with glass of the same size and quality, when such broken glass is caused by TENANT or its servants, employees agents or licensees;

5.34	not to emplace any heavy or special equipment on the DEMISED PREMISES without the prior written approval of the LANDLORD and for the purposes of this sub-clause:-

5.34.1	any equipment that exerts a pressure of more than sixty (60) pounds per square foot shall be deemed to be heavy equipments; and

5.34.2	any equipment other than tables, chairs, sofas, settees, file cabinets, typewriters and such other office equipment as the LANDLORD may approve of, shall be deemed to be special equipment; and

Clause 6	LANDLORD’S Covenant

The LANDLORD, subject to the TENANT performing all its obligations under this AGREEMENT, agrees to:-

6.1	permit the TENANT to peaceably hold and enjoy the DEMISED PREMISES during the TERM without any interruption by the LANDLORD or any person lawfully claiming under the LANDLORD;

6.2	except insofar as the same are payable by the TENANT under the terms of this AGREEMENT, pay all quit rent, rates, taxes, assessments and outgoings in respect of the DEMISED PREMISES except for charges for telephone, water, air-conditioning and electric current consumed and supplied to the DEMISES PREMISES during the TERM and any other outgoings covenanted to be paid by the TENANT under this AGREEMENT;

6.3	observe and comply with all laws, by-laws, rules and regulations affecting the owner of the DEMISED PREMISES which are now in force or which may hereafter be enacted from time to time;

6.4	to insure and keep the DEMISED PREMISES insured against loss or damage by fire, but not inclusive of the TENANT’s raw materials, equipment, belongings, furniture, fixtures and fittings;

6.5	to provide various maintenance services in the BUILDING, including the cleaning of passageways and toilets of the floor area wherein the DEMISED PREMISES is situated, provided always that the LANDLORD shall not be liable or responsible to the TENANT or any other person whatsoever for the breakdown, non-functioning or non-provision or partially of any of the services aforementioned subsequent upon or arising as a result of a FORCE MAJEURE.

Clause 7	Determination & Termination

7.1	The LANDLORD shall be entitled at any time to serve a notice pursuant to Section 235 of the National Land Code (Act 56 of 1965) on the TENANT, if at any time during the TERM, the TENANT:-

7.1.1	fails to pay the RENT or any part thereof for fourteen (14) days after the same falls due (whether formally demanded or not);

7.1.2	commits any breach of any of its obligations under this AGREEMENT and fails to take appropriate steps to remedy such breach (if capable of remedy) within fourteen (14) days after being given notice so to do by the LANDLORD; or

7.1.3	becomes insolvent or is otherwise unable to pay its debts or admits in writing its inability to pay its debts as they fall due or enters into any composition or arrangement with its creditors or makes a general assignment for the benefit of its creditors.

7.2	Upon the LANDLORD serving a notice under sub-clause 7.1:-

7.2.1	the LANDLORD shall be entitled to forfeit the SECURITY DEPOSIT and the UTILITIES DEPOSIT;

7.2.2	the LANDLORD shall be immediately entitled to re-enter and take possession of the DEMISED PREMISES, or any part of the DEMISED PREMISES in the name of the whole; and

7.2.3	the TENANCY shall absolutely cease and neither party shall have any further obligation under this AGREEMENT to the other party, but without prejudice to any rights or obligations which have accrued to the LANDLORD in respect of any breach of any of the provisions of this AGREEMENT by the TENANT prior to such termination.

7.3	The TENANT shall be entitled to serve a notice on the LANDLORD, if at any time during the TERM:

7.3.1	a FORCE MAJEURE occurs and TENANT is unable to resume occupation of the DEMISED PREMISES within 30 days of such event;

7.3.2	the LANDLORD commits any breach of any of its obligations under this AGREEMENT and fails to take appropriate steps to remedy such breach (if capable of remedy) within seven (7) days after being given notice so to do by the TENANT; or

7.3.3	becomes insolvent or is otherwise unable to pay its debts or admits in writing its inability to pay its debts as they fall due or enters into any composition or arrangement with its creditors or makes a general assignment for the benefit of its creditors.

7.4	Upon the TENANT serving a notice under sub-clause 7.3:-

7.4.1	the TENANCY shall absolutely cease and neither party shall have any further obligation under this AGREEMENT to the other party (including any payment obligations), but without prejudice to any rights or obligations which have accrued to the TENANT in respect of any breach of any of the provisions of this AGREEMENT by the LANDLORD prior to such termination.

7.5	In the event of the TENANT vacating from the DEMISED PREMISES before the expiration of the term pursuant to Section 7.1, it shall forthwith pay to the LANDLORD a sum equal to the RENT for the whole of the unexpired period of the TENANCY as agreed liquidated damages, without prejudice to the rights of the LANDLORD under clause 7.2 above.

Clause 8	Costs

8.1	The TENANT shall bear all costs of and incidental to the preparation of this AGREEMENT.

8.2	The TENANT shall be responsible for and shall pay all stamp duty and registration fees payable on this AGREEMENT together with any penalty payable in connection thereto.

8.3	The TENANT shall pay on demand and on a full indemnity basis, to the LANDLORD the amount of all costs and expenses (including legal and out of pocket expenses and any service tax or similar tax payable thereon) which the LANDLORD reasonably incurs:-

8.3.1	in connection with any actual or proposed amendment, waiver or consent under this AGREEMENT; or

8.3.2	in contemplation of or otherwise in connection with the enforcement (or attempted enforcement of, or preservation or attempted preservation) of any rights under this AGREEMENT or otherwise in respect of the RENT or any other monies owing to the LANDLORD pursuant to the terms of this AGREEMENT.

Clause 9	Communications

9.1	Notices

Any notice or other communication to be given under or in respect of this AGREEMENT shall be in writing and may be delivered, given or sent by:

9.1.1	hand or courier,

9.1.2	registered or other certified mail, postage prepaid; or

9.1.3	facsimile transmission or other instantaneous electronic media.

9.2	Address

Any notice or other communication to be given under or in respect of this AGREEMENT shall be delivered, given or sent to the addressee at the address or facsimile transmission number, and marked for the attention of the person or officer of the addressee (or such other address or facsimile transmission number or person or officer as the addressee may give notice of to the other party in accordance with the provisions of this Clause from time to time) set out below:-

For LANDLORD

Address	-	Inter Heritage (M) Sdn Bhd
Jalan Sultan Ismail,
50250 Kuala Lumpur

Tel No.	-	03- 2717 9900
Fax No	-	03- 2717 9999
Attention of	-	Mr. Ramesh Solaimalai

For TENANT

Address	-	E2OPEN DEVELOPMENT CORPORATION, Malaysia branch
Suite 34.03, Level 34
Menara Citibank
165 Jalan Ampang
50450 Kuala Lumpur

Tel No.	-	03-2776 6300
Fax No.	-	03-2712 9112
Attention of	-	Mr. Christopher Birrel

9.3	Language

Any notices and communications to be given under or in respect of this AGREEMENT shall be in English or if in any other language, accompanied by a translation thereof in English, certified to be a true and correct translation of the original.

9.4	Time of service

Any notices and communications to be given under or in respect of this Agreement shall be deemed to have been duly served upon and received by the addressee:-

9.4.1	if delivered by hand or courier prior to 5.00 p.m on a business day, at the time of delivery to the addressee or, if delivered by hand of courier at any other time, at 9.00 a.m. on the next business day following the date of delivery to the addressee;

9.4.2

if sent from and to an address in Malaysia by registered or other certified mail, postage, prepaid, on the third (3rd) business day falling after the date of the registration receipt given by the relevant postal authority;

9.4.3	if transmitted by way of facsimile transmission or other instantaneous electronic media prior to 5.00 p.m. on a business day, at the time of transmission or if transmitted by way of telex or facsimile transmission or other instantaneous electronic media at any other time, at 9.00 am. on the next business day following the date of such transmission.

9.5	Proof of Service

In proving the giving of a notice or any other document under or in respect of this AGREEMENT it shall be sufficient to show:-

9.5.1	in the case of registered or other certified mail, postage, prepaid, that the notice or other document was duly addressed and posted; or

9.5.2	in the case of facsimile transmission or other instantaneous electronic media, that the notice or other document was duly transmitted from the dispatching terminal as evidenced by a transmission report generated by the dispatching terminal

Clause 10	Nature of AGREEMENT

10.1	Entire agreement

This AGREEMENT:-

10.1.1	constitutes the entire agreement and understanding between the parties with respect to the matters dealt with in this AGREEMENT;

10.1.2	supersedes any other agreements, letters and correspondence (oral or written or expressed or implied) entered into prior to this AGREEMENT in respect of the matters dealt with in this AGREEMENT; and

10.1.3	was not entered into by the parties in reliance of any agreement, understanding, warranty or representation of any party not expressly contained or referred to in this AGREEMENT.

10.2	Counterparts

This AGREEMENT may be executed in any number of counterparts or duplicates; each of which shall be an original but such counterparts or duplicates shall together constitute but one and the same agreement.

10.3	Amendments & Additions

No amendments, variation, revocation, cancellation, substitution or waiver of, or addition or supplement to, of any of the provisions of this AGREEMENT shall be effective unless it is in writing and signed by both parties.

10.4	Successors & Assigns

This AGREEMENT shall be binding upon the inure for the benefit of the respective permitted assigns and successors-in-title of the parties.

10.5	Assignment

The TENANT shall not assign or transfer all or any part of its rights under the AGREEMENT or delegate its performance under this AGREEMENT without the prior written approval of the LANDLORD and any assignment, transfer or delegation which is made without such prior written approval shall constitute a breach of this AGREEMENT.

10.6	General covenant

Each party has entered in to this AGREEMENT in good faith and shall give all such assistance and information to the other party and execute and do and procure all other necessary person or companies, if any, to execute and do all such further acts, deeds, assurance and things as may be reasonably required so that full effect may be given to the terms and conditions of the AGREEMENT.

10.7	Invalidity and severability

If any provision of this AGREEMENT is or may become under any written law, or is found by any court or administrative body or competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then:-

10.7.1	such provision shall be ineffective to the extent of such illegality, voidness, invalidity, prohibited or unenforceability;

10.7.2	the remaining provisions of this AGREEMENT shall remain in full force and effect; and

10.7.3	the parties shall use their respective best endeavors to negotiate and agree substitute provision which is valid and enforceable and achieves to the greatest extent possible the economics, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.

10.8	Knowledge & acquiescence

Knowledge or acquiescence by any party of or in any breach of any of the provisions of this AGREEMENT shall not operate as or be deemed to be a waiver of such provisions and notwithstanding such knowledge or acquiescence, such party shall remain entitled to exercise its rights and remedies under this AGREEMENT, and at law, and to require strict performance of all the provisions of this AGREEMENT.

10.9	FORCE MAJEURE

If the LANDLORD is presented or delayed in the performance of any of its obligations under this AGREEMENT by FORCE MAJEURE and the period for which it is estimated that such FORCE MAJEURE will continue, then the LANDLORD shall be excused from the performance or the punctual performance, as the case may be, of its obligation affected by such FORCE MAJEURE for so long as such FORCE MAJEURE continues.

10.10	Rights & Remedies

The rights and remedies provided in this AGREEMENT are cumulative and are not exclusive of any rights or remedies of the parties provided at law, and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy shall affect or impair any such right or remedy.

10.11	Effective date

This AGREEMENT shall come into force on and take effect from the date first herein above mentioned, irrespective of the diverse dates upon which the respective parties may have executed this AGREEMENT.

10.12	Law & Jurisdiction

This AGREEMENT shall be governed by, and construed in accordance with, the laws of Malaysia and the parties irrevocably submit to the jurisdiction of the Courts of Malaysia.

10.13	No Third Party Rights.

The benefit of the provisions of this AGREEMENT is expressly limited to LANDLORD and TENANT and their respective permitted successors and assigns. Under no circumstances will any third party be construed to have any rights as a third party beneficiary with respect to any of said provisions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and the year first above written.

SIGNED BY for and on behalf of E2OPEN DEVELOPMENT CORPORATION in the presence of:	) ) ) ) )

		/s/ Timothy Jenkins	/s/ Karen Piry
Director

SIGNED BY for and on behalf of INTER HERITAGE (M) SDN BHD (Co. No 186852-H) in the presence of:	) ) ) ) )
		/s/ Sandro Bohrmann	/s/ David Wishnowski
		General Manager	Regional Dir. of Finance

SCHEDULE

ITEM	MATTER	DESCRIPTION

1.	THE DAY AND YEAR OF THIS AGREEMENT	19 NOV 2007

2.	TERM	Three (3) years

3.	COMMENCEMENT DATE	1 December 2007

4.	EXPIRY DATE	31 November 2010

5.	LANDLORD	Inter Heritage (M) Sdn Bhd (Co. No: 186852-H) Jalan Sultan Ismail 50250 Kuala Lumpur Tel : 03-27179900 Fax : 03-27179999 email:ramesh.solaimalai@luxurycollection.com

6.	TENANT	E2open Development Corporation Suite 34.03 Level 34 Menara Citibank 165 Jalan Ampang 50450 Kuala Lumpur Tel : 03-2776 6300 Fax : 03-2712 9112

7.	DEMISED PREMISES	Level 17, Faber Imperial Court measuring approximately Thirteen Thousand Eight Hundred (13,800) sq ft in area

8.	RENT

Monthly rent of Ringgit Malaysia Fifty Five Thousand Two Hundred (RM55,200.00) only consisting of:-

(a)     rental at the rate of Ringgit Malaysia Two and Sen Ninety (RM2.90) only per sq ft; and

(b)     service charge amounting to Ringgit Malaysia One and Sen Ten (RM1.10) only per sq ft

9.	SECURITY DEPOSIT	Ringgit Malaysia One Hundred and Sixty Five Thousand Six Hundred (RM165,600.00) only

10.	UTILITIES DEPOSIT	Ringgit Malaysia Thirteen Thousand Eight Hundred (RM13,800.00) only

11.	BOOKING DEPOSIT	Ringgit Malaysia Fifty Five Thousand Two Hundred (RM55,200.00) only.

12.	RENOVATION DEPOSIT	Ringgit Malaysia Twenty Thousand (RM20,000.00) only.

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DESIGN PLANNING MANAGEMENT

25 January 2008

E2Open Development Corporation

Level 17, Faber Imperial Court

Jalan Sultan Ismail

50250 Kuala Lumpur	Private & Confidential

Attention: Mr. Scott Jung

Dear Sir,

PROPOSED OFFICE FITOUT AT LEVEL 17 SHERATON IMPERIAL, JALAN SULTAN ISMAIL 50250 KUALA LUMPUR FOR E2OPEN DEVELOPMENT CORPORATION.

SITE POSSESSION REPORT – FABER IMPERIAL COURT

Please find enclosed the original copy of the Site Possession Report for the office premises at Level 17 Faber Imperial Court, as compiled and acknowledged by the following parties:

Inter Heritage Sdn. Bhd. – Landlord

Inviron Ventures Sdn. Bhd. – Main Contractor

AVO Technology Sdn. Bhd. – Nominated M&E Sub-Contractor

Davenport Campbell Consultancy (M) Sdn. Bhd. – Design Consultant

In addition to the report, the following dilapidation items were highlighted during the site walk-thru:

DESCRIPTION
1.	Air-conditioner sensor cover and grill to be replaced
2.	Ceiling boards at 2nd entrance to be replaced after water proofing completed on Level 18
3.	Fix door handle at the Ladies toilet stalls
4.	Replace missing thermostat & alarm bell
5.	Several floor junction boxes missing metal covers
6.	Cracked window

The Landlord will repair/replace all items with the exception of Item 5 by the end of January 2008. E2Open Development Corporation, as Tenant, will be required to return the site with the repaired/replaced items in good working condition, taking into consideration general wear and tear.

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Item 5, missing floor junction box metal covers, will be not be replaced by the Landlord and Tenant shall return the site with the junction boxes in question without covers.

Thank you.

Yours faithfully,

/s/ Ranko Kume

Ranko Kume

For Davenport Campbell Consultancy (M) Sdn. Bhd.

c.c.	Inviron Ventures Sdn. Bhd. – Mr. David Chong

AVO Technology Sdn. Bhd. – Mr. Jeffery Chan

Inter Heritage Sdn. Bhd. – Mr. Ramesh Solaimalai

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INTER HERITAGE (M) SDN BHD ( 186852 - H )

12th  October 2010

E2open Development Corporation

Level 17 Faber Imperial Court

Jalan Sultan Ismail

50250 Kuala Lumpur

Dear Sirs,

Re:	Renewal of Tenancy Agreement dated 19 November day of 2007 (“the Tenancy”), E2open, Level 17 Faber Imperial Court, Jalan Sultan Ismail, 50250 Kuala Lumpur (“the Demised Premises”)

We refer to our discussion on the renewal of the Tenancy and to your request for a reduction of 3531 square feet to the Demised Premises (13,800 square feet) which is currently occupied by E2open. After due consideration, the management is agreeable to your request to surrender of the Reduced Space strictly subject to terms and conditions as follows.

All other terms and definitions not noted here shall remain as per the Agreement dated 19th November 2007.

New Lettable Space

The Demised Premises, minus the reduced space, covering approximately 10,269 square feet is the “New Lettable Space”. See Exhibit A

The Reduced Space

The part of the Demised Premises from the Agreement (dated 19th November 2007) which will be returned to Landlord and is approximately 3,531 square feet, is the “Reduced Space’ See Exhibit A

Renewal Term

The “Renewal Term” shall be for a period of one (1) year commencing from 1st December 2010 (the “New Commencement date”) and expiring on 31st November 2011 (the New Expiration Date).

Notice of Early Termination

In the event that Tenant decide to terminate the tenancy Renewal Term prior to the New Expiration Date of the Renewal Term herein, Tenant shall provide at least four (4) months prior written notice, notifying Landlord of Tenant’s intention to vacate the New Lettable Space.

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The Tenant will pay the remaining 4 months after Notice of Early Termination and Landlord shall refund the Security Deposit paid for Renewal Term upon surrender of the New lettable Space if returned substantially in the same state and condition as it had been delivered by Landlord on the Rent Commencement Date (i.e. 1st December 2007) to Tenant.

Failure to Serve (Required) Notice

In the event the Notice of Early Termination (i.e. 4 months) is not served to the Landlord and the Tenant vacates early then the Tenant shall forfeit the Security Deposit paid for Renewal Term and the Tenant will pay the remaining rent due through the end of the Renewal Term.

Rent & Service Charge

Rent payable for renewal of the Tenancy shall be at RM 4.80 per sq ft which includes RM 3.60 basic rent and RM 1.20 service charge per sq ft per month. Monthly rent is RM 49291.20 per month.

Air-conditioning

Normal office hour supply covers from 8.30 am to 6.00 pm Monday to Friday and from 8.30 am to 1.00 pm on Saturday and no supplies on Sundays & Public Holidays. For any additional hours of air-condition request shall be chargeable at the rate of RM180.00 per hour. Chill water supply for the Fan Coil Unit (FCU) at the rate of RM 720.00 per month for every 1HP unit. This is subject to strict condition that Fan Coil unit shall be operated after the normal office hours between 6.00 pm to 8.29 am.

Car Parking

Thirty (30) car parking bays will be allocated and chargeable at:-

RM 350.00 per bay per month for reserved bays

RM 180.00 per bay per month for floating bays

RM 360.00 per bay per month for tandem bays

Parking rate may vary during the term of tenancy and shall be chargeable at the prevailing rate. Any additional car park bay request shall be subject to availability.

Rent commencement Date

1 December 2010.

Security & Utilities Deposit

Security Deposit equivalent to 3 months rent RM 147,874.00 (rounded-up) and Utilities Deposit of RM 12,323.00 (rounded-up) based on RM 1.20 per sq ft, will be retained from existing deposits referenced in the Agreement.

Landlord shall return excess deposits of RM 19,203.00 to Tenant upon occurrence of either one of the following events:

i.

If the Landlord requires the Reduced Space to be re-instated and gives notice to Tenant to perform the re-instatement, Landlord shall return excess deposits to Tenant within fourteen (14) days of the joint inspection between Landlord

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and Tenant to confirm that the Reduced Space has been re-instated to its original condition on the Rent Commencement date (i.e. 1st December 2007). Landlord shall make themselves available for a joint inspection within fourteen (14) days of completion of re-instatement works.

ii.	If Landlord does not give notice to Tenant to re-instate the Reduced Space within six (6) months from the Renewal Term (i.e. by 30 May 2011).

iii.	If the Reduced Space is occupied by another tenant, Landlord shall return the excess deposits within fourteen (14) days of Tenant giving notice to Landlord requesting the return of the deposits.

Others Terms

a). Initial Works

Tenant to segregate the Reduced Space (3531 square feet) carry out all works including insulated partition, removal of electrical & IT cabling and segregation of TNB supply & meter to the said area. Tenant shall be responsible to re-channel any diversion of air-conditioning ducting “if applicable” and shall be moved to its original position. All cost relating to the above segregation resulting from the reduction of the office space shall be borne by the tenant as per the layout proposed by Tenant’s Interior designer and accepted by Landlord’s representative. “Initial works”

b). Reinstatement Works

If required, Landlord will request tenant to carry out the reinstatement work fro the Reduced Space. Landlord will provide notice to the Tenant sixty (60) days prior to the start of the reinstatement work. Landlord will have the right to request Tenant to carry out the reinstatement work for the Reduced Space up to a maximum of period of six (6) months after the date of Rent Commencement Date for the Renewal Term. In the event the Landlord fails to notify the Tenant in writing before the expiry of the 6 months grace period (30th May 2011) or the Reduced Space is Occupied by another tenant, the Landlord will have no rights over Tenant for reinstatement work for the Reduced Space and shall accept as per the condition upon completion of the Initial works.

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With the foregoing if you are agreeable to the above terms and conditions, kindly confirm your acceptance by signing and returning to us the duplicate copy of this letter within seven days from the date hereof.

Thank You

Inter Heritage (M) Sdn. Bhd.

/s/ Ramesh Solaimalai

Ramesh Solaimalai

Property Operations Manager

We, E2open Development Corporation, hereby confirm acceptance of the above terms and conditions to lease part of level 17, Faber Imperial Court, Jalan Sultan Ismail, 50250 Kuala Lumpur.

Signature:	/s/ Peter Maloney

Name of Signatory:	Peter Maloney

Company Stamp:	N/A

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EXHIBIT A

LEVEL 17

INTER HERITAGE (M) SDN BHD

28 January 2011

E2open Development Corporation

Level 17 Faber Imperial Court

Jalan Sultan Ismail

50250 Kuala Lumpur

Attn: Ms. Audrey Lee

Dear Madam,

Re: Premise Handover part of Level 17 measuring approximately 3531sq ft by E2open to Inter Heritage (M) Sdn Bhd.

With reference to the above we write to confirm that the above premise (part of level 17, Faber Imperial Court) has been handed over to the Landlord effective 11 January’ 2011 . We further wish to confirm that we agreed on the provisional handover pending work on relocation of 2 of the air-conditioning duct and removal of all office furniture as agreed during the joint inspection carried on on 11th January 2011 between the undersigned and Ms. Audrey Lee and Ms. Melody Voon representing the Tenant. The tenant shall be responsible for all cost relating to the pending work stated above and all other handover obligations as per the letter of offer dated 12th October 2010. The tenant shall return the keys for both main and the emergency exits doors of the said premise to the landlord.

Thank You

Inter Heritage (M) Sdn. Bhd.

/s/ Ramesh Solaimalai

Ramesh Solaimalai
Property Operations Manager

INTER HERITAGE (M) SDN BHD

JOINT FITTING OUT INSPECTION/HANDOVER FORM

TO	: E2open Development Sdn Bhd
FROM	: Ramesh – Property Manager
COPY TO	: Director of Engineering
DATE	: 11 January 2011

TENANT	: E2open Development Corporation
FLOOR	: Level 17, Faber Imperial Court

We have carried out a joint inspection at the above premises and have made the following observations.

CHECKLIST			Acceptable	Remarks
1.	Air conditioning			2 units of the ducting to be moved at tenants cost. Tenant to confirm date
2.	Ceiling Boards		Ok
3.	Plaster Ceiling		Ok
4.	Door/Lockset & Handle		Ok	Tenant to handover both Main and Backdoor exit keys to landlord.
5.	Electrical switches & sockets		Ok
6.	Distribution Boards		Ok
7.	Floor		Ok
8.	Fire Extinguisher	(Nos.)	Ok
9.	Fire sprinkler	(Nos.)	Ok
10.	Light Fitting (2’X4’)	(Nos.)	Ok
11.	Light Fitting (down Light)	(Nos.)	Ok
12.	Thermostat	(Nos.)	Ok
13.	Wall Plastering		Ok
14.	Speaker/s	(Nos.)	Ok
15.	Window		Ok
16.	Smoke detector	(Nos.)	Ok
17.	Emergency lights	(Nos.)	Ok
18.	Keluar sign	(Nos.)	Ok
19.	Break glass		Ok
20.

Remarks/Other Outstanding Defects

As per our joint inspection dated 11/1/2011 we agreed that E2open will engage landlord’s panel contractor to relocate 2 units of the ducting currently located in the centre of the partition separating E2open and the new vacant office. All cost related to this is to be paid by E2open. Other terms of vacating the office shall be as per the letter of offer dated 12 October 2010.

Signed By:-

Contractor/ID	Tenant Representative	Building Manager/Engineer

	/s/ Peter Maloney	/s/ Ramesh Solaimalai

26 September 2011

E2open Development Corporation

Level 17, Faber Imperial Court

Jalan Sultan Ismail

50250 Kuala Lumpur

Kind Attention: Mr. Scott Jung

Dear Madam,

Re: Renewal of Tenancy Agreement, Level 17 Faber Imperial Court, Jalan Sultan Ismail, 50250 Kuala Lumpur

We refer to your email dated 15th September 2011 on the renewal of the tenancy agreement and your request for our reconsideration on the offered rate for the office space currently occupied at Level 17. After due consideration, the Management would be agreeable to the above subject to terms and conditions as follows.

Renewal Term

The Renewal term shall be for a period of two (2) years commencing 1st December 2011 (the “New Commencement date”) and expiring on 30th November 2013.

Tenantable Area

Net tenantable area covering approximately 10,269 sq ft.

Rent & Service Charge

Rent for renewal at RM 5.00 per sq ft which includes RM 3.80 basic rent and RM 1.20 service charge per sq ft per month.

Right of First Refusal

In the event that Landlord receives a bona fide offer from a third party interested in leasing any “Refusal Space” on Level 17 referenced in Exhibit A which the Landlord desires to accept, Landlord shall so notify Tenant and shall include in such notice the rental rate for the subject Refusal Space and any lease concessions to be granted by Landlord to such bona fide 3rd party offeror. Tenant shall have ten (10) days from the receipt of such notice to notify Landlord in writing of the exercise by Tenant of Tenant’s Refusal Right with respect to the subject Refusal Space, which shall be on the same terms and with respect to the entire space specified in Landlord’s notice.

Air-conditioning

Normal office hour supply covers from 8.30 am to 6.00 pm Monday to Friday and from 8.30 am to 1.00 pm on Saturday and no supplies on Sundays and Public holidays. For any additional hours of air-condition request it shall be chargeable at the rate of RM 180.00 per hour.

Chilled Water Supply

The chill water supply is available 24/7/365 for the Fan Coil Unit (FCU) located in E2open’s Customer Support Area. The charge for access to chilled water for the FCU is RM 700 per month for 1hp FCU unit. Usage of Fan Coil unit is only allowed after the normal air-conditioning hours as usage of the FCU during office hours may lead to an imbalance for normal air conditioning supply to other tenanted areas of the office premises currently occupied by E2open.

Car Parking

E2open has the right to thirty (30) reserved car parking bays and Floating bays as available. E2open currently holds 51 Floating parking cards. Parking bays are chargeable at RM 320.00 for reserved bay, RM 160.00 for floating bay and RM 320.00 for tandem bays commencing 1st December 2011.

Rental Commencement Date

1st December 2011

Deposit

The landlord requires Security deposit equivalent to 3 months rent as per current rental amounting RM 51,345.00 and Utilities deposit based on RM 1.20 per sq ft. x 10,265 sq. ft amounting RM 12,318.00. This will be adjusted according to the new rate against your current security and utilities deposit in custody upon acceptance of the renewal term.

Other terms & Conditions

Kindly note that with the foregoing, the other terms and conditions shall remain as per Agreement dated 19th November 2007.

If you are agreeable to the above mentioned renewal offer, kindly sign & return the duplicate of this letter.

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We sincerely hope that the above meets your requirement and we look forward to a long term relationship with your company.

Thank You

Inter Heritage (M) Sdn. Bhd.

Mohd Rafique Abdullah

Property Operations Manager

We, E2open Development Corporation, hereby confirm acceptance of the above terms and conditions to lease part of Level 17, Faber Imperial Court, Jalan Sultan Ismail, 50250 Kuala Lumpur

Signature:	/s/ Peter Maloney

Name of Signatory:	Peter Maloney

Company Stamp:

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EXHIBIT A

LEVEL 17

Exhibit A

LEVEL 17

- REDUCED SPACE 3531 sq. ft.

NEW SPACE OCCUPIED 10269 sq. ft.

MEETING ROOM
NEW EXISTING RECEPTION
EXISTING MEETING ROOM
BABY
TEL

CLIENT: E2OPEN DI

PROJECT TITLE: PROPOSED FABER IMP - LEVEL 17

DWG TITLE: FURNITURE

DWG NO: MAC

DESIGNER: E